Exhibit 10.4

STANDARD EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and executed at Mumbai on this 29th of November Two Thousand and Ten.

BY AND BETWEEN

WNS GLOBAL SERVICES PVT. LTD., a Company incorporated under the provisions of the Companies Act, 1956 having its registered office at Plant No. 10, Gate No. 4 Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West), Mumbai - 400 079, hereinafter referred to as “the Company”, (which expression shall unless repugnant to the context or meaning thereof mean and Include its successors and permitted assigns) of the ONE PART

AND

R Swaminathan, an adult of (Mumbai), Indian Inhabitant currently residing at [REDACTED FOR PRIVACY] having his/her permanent address at [REDACTED FOR PRIVACY] hereinafter referred to as “the Employee”, (which expression shall unless repugnant to the context or meaning thereof mean and include his/her heirs, executors and administrators) of the OTHER PART.

WHEREAS

A. The Company is desirous of appointing the Employee to provide services to the Company. With respect thereto, the Company has issued an Offer of Employment to the Employee dated November 01, 2010. The Employee has indicated and acknowledged his/her acceptance of the foregoing offer by duly signing the duplicate copy of the said Offer of Employment.

B. The parties hereto have thus decided to enter into this Employment Agreement to record the detailed terms and conditions of the engagement by the Company with the Employee, and the provision of services by the Employee to the Company.

NOW THEREFORE THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.  DEFINITIONS AND INTERPRETATION

1.1  Definitions

In this Agreement the following terms shall have the meanings assigned to them herein below:

(a)   “Agreement” means this Employment Agreement and all annexures, supplements, appendices, appendages and modifications thereof.

(b)   “Board” means the Board of Directors of the Company from tima to time unless otherwise specified.

COSTA RICA EUROPE INDIA PHILIPPINES SINGAPORE SRI LANKA US

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WNS Global Services Pvt. Ltd. Registered Office Plant No. 10, Gate No. 4, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West), Mumbai - 400 079, India	Tel +91 22 4095 2100 Fax +91 22 2518 8307 WWW.WNS.COM

(c)	“Cause” means:

(i)	the Employee’s material breach of this Agreement;

(ii)

the Employee’s gross negligence in the performance of the Employee’s duties hereunder, intentional non-performance or mis-performance of such duties, or refusal to abide by or comply with lawful directives of the Board, the Employee’s superior officers, or the Company’s policies and procedures including the Company’s Staff Regulations and Policies;

(iii)

the Employee’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, that in the reasonable judgment of the Company materially and adversely affects the operations or reputation of the Company;

(iv)	Employee’s conviction of any crime involving moral turpitude

(v)	Employee’s abuse of alcohol or drugs (legal or illegal) that, in the Company’s reasonable judgment, materially impairs the Employee’s ability to perform the Employee’s duties hereunder.

(d)

“Confidential Information” means any and all confidential information provided by the Company to the Employee or to which the Employee has access owing to his relationship with the Company, including but not limited to (i) Intellectual Property information; (ii) trade secrets; (iii) proprietary information related to the current, future, and proposed products and services of the Company including, without limitation, ideas, samples, media, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents and formulae, its information concerning research, experimental work, development, design details and specifications, engineering, financials, procurement requirements, purchasing. customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans, and any such information the Employee has access to regarding third parties; (iv) information relating to salary structures, perquisites and/or other terms and conditions of employment; and (iv) such other information which by its nature or the circumstances of its disclosure is confidential.

(e)

“Developments” shall mean any idea, invention, design, technical or business innovation, computer program and related documentation, or any other work product developed, conceived, or used by the Employee, in whole or in part that arises out of his employment with the Company, or that are otherwise made through the use of the Companys time end materials.

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(f)

“Employee Intellectual Property” shall mean any Intellectual Property obtained by the Employee individually or on behalf of the Company in relation to the work carried on, discovered, invented, designed and/or authored by him during his term of office as Employee of the Company.

(g)

“Intellectual Property” means (i) all Inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (ii) all trademarks, service marks, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all computer software (including data and related documentation), code, machine code, source code, related documentation, graphics, images, designs, logos, programs, layouts and specifications; (v) all other proprietary rights of whatsoever description whether or not protected and whether or not capable of protection, and (vi) all copies and tangible embodiments thereof regardless of form and medium.

(h)	“Notice Period” means the period of notice required to be provided by the Company to the Employee or by the Employee to the Company (as the case may be) in accordance with Clause 15.

1.2	Interpretation

Save where the context otherwise requires in this Agreement:

(a)	Words importing persons or parties shall include firms and corporations and any organization having legal capacity.

(b)	Words importing the singular shall include the plural and vice versa where the context so requires.

(c)	References to any law shall include such law as from time to time is enacted amended, supplemented or re-enacted.

(d)	Reference to any gender includes a reference to all other genders.

(e)	References to the words “include” or “Including” shall be construed without limitation.

(f)	The Headings and Titles in this Agreement are indicative and shall not be deemed part thereof or be taken into consideration in the Interpretation or construction of the Agreement.

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2.	APPOINTMENT

The Company hereby appoints the Employee Senior Vice President and the Employee accepts such appointment, on the terms and conditions set forth herein.

3.	RESPONSIBILITIES

3.1

The Employee undertakes to perform such duties and carry out such functions as may be assigned/entrusted to him/her by the Board and/or the Managing Director of the Company or any other person appointed by the Board in that behalf.

3.2

In the course of performing his/her responsibilities the Employee shall regularly report to the Board or Managing Director of the Company or such officer appointed by the Company providing them with such information and assistance as may be required by them from time to time.

4.	PLACE OF WORK

The employee understands and acknowledges that he/she may, from time to time, due to exigencies of business, be posted / transferred / deputed / seconded to any of the offices / projects / divisions / departments / units of the Company or its associates, existing or to be set up at any other location in India or abroad. Eligibility for additional remuneration upon such relocation, if any, will be subject to relevant policies. The Employee undertakes that he/she will faithfully and diligently and in a manner consistent with sound business practice perform his/her duties at such place. Failure to accept transfer or secondment orders will lead to disciplinary action and / or termination of services.

5.	HOURS OF WORK

At all times prior to the termination of this Agreement, except during periods of vacation, disability or other authorized leave of absence, the Employee shall diligently, faithfully, and in a manner consistent with sound business practices (i) devote all of his/her working time (which shall be up to 48 hours per week) as specified by the Company from time to time towards the functioning of the Company; and (ii) perform and discharge without additional compensation such additional duties as may be reasonably directed by the Company.

6.	SALARY RELATED

All payments mentioned in the Offer of Employment dated November 01, 2010 are based on the contemporary cost to company basis subject to tax deduction at source in accordance with applicable laws. As on date the indicative income tax position is available with the Compensation & Benefits Team. In addition to the above the Employee shall be entitled to the other additional benefits as per Company Policy. Provident Fund and Gratuity shall be provided for in accordance with the Company’s policy.

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The Employee will be eligible to participate in the Company’s performance bonus scheme applicable to his / her grade. This quantum of bonus is dependant on the performance of the Employee as well as the Company.

Any incentive or performance bonus paid to the employee by the Company will constitute part of the statutory annual bonus, if, where and when, the same may become payable to the employee by the Company. Therefore, if any statutory annual bonus amount becomes payable to the employee, at any future date, this amount would be net of the incentive or performance bonus that has been paid to the employee by the Company for the relevant period.

The Employee will not disclose or discuss his remuneration package with any other employee, vendor, customer or business associate of the Company. Any deviation from maintaining confidentiality on the part of the Employee could lead to consequence ranging from censure to separation.

7.	TRAVELING EXPENSES

When traveling on the Company’s business away from the normal place of employment, the Employee shall be reimbursed of all allowable expenses as per the prevailing travel policy.

8.	LEAVE

The Employee shall be entitled to leave in accordance with the Company’s rules as amended by the Company from time to time.

9.	DUTIES AND OBLIGATIONS

In addition to the duties and obligations specified in this Agreement the Employee shall:

(a)

Efficiently, honestly and diligently discharge and perform all his /her duties and functions pertaining to his/her employment as also such other duties as the Employee may be required to perform from time to time by the Company, or by any duly authorized officer of the Company, which are consistent with the Employee’s employment;

(b)

Obey and comply with all lawful orders and directions given to the Employee by the Company or by any person duly authorized by the Company in that behalf and faithfully obey all the rules, regulations and arrangements of the Company for the time being in force and applicable to the Employee for the management of the Company’s property or for the control and good conduct of the Company’s employees;

(c)	Immediately upon his / her knowledge, inform the Company of any act of dishonesty and/or any action prejudicial to the interests of the Company on the part of any other employee of the Company.

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(d)	Shall keep the Company informed about any change in the residential address and civil status.

10.	ASSIGNMENT AND PLEDGE OF BENEFITS

The Employee shall neither assign nor pledge to third parties any financial or other benefits to which he/she is entitled to under the terms of this Agreement.

11.	ACCEPTANCE OF GIFTS

During the term of this Agreement the Employee shall not, without the prior written permission of the management of the Company, accept or undertake to accept either directly or indirectly any gifts, commission or other favour of any kind whatsoever in connection with his/her employment with the Company.

12.	CONFIDENTIALITY AND OWNERSHIP

12.1

The Employee undertakes and agrees, that in consideration of the employment with the Company and the salary and other compensation that he/she has and will receive during the employment, shall abide with the following:

(a)

He/She shall not without the Company’s prior written permission, either directly or indirectly disclose to any person, firm, company or other body corporate for any purpose or use, or permit any person to examine or make copies of, any documents, materials or records that contain or are derived from any Confidential Information of the Company other than for the Company’s business, both during and after his/her employment with the Company.

(b)	The Employee will comply with, and do all things necessary to permit the Company to safeguard its Confidential Information.

(c)	The Employee expressly agrees and undertakes that at any time during and after his/her employment with the Company, he/she shall have no proprietary interest in any Developments.

(d)

The Employee acknowledges and agrees that all Developments and Employee Intellectual Property are and shall be the sole property of the Company and that the Company shall not be required to designate him/her as the author thereof. The Employee undertakes to promptly disclose all Developments and Employee Intellectual Property to the Board and shall, at the Company’s request and at the cost of the Company, do all things that may be necessary and appropriate to establish the Company’s ownership of the Developments and Employee Intellectual Property including, but not limited to, the execution of the appropriate applications or assignments, production of documents and evidence to the appropriate authorities etc. The Employee further acknowledges and agrees that this Agreement shall operate as a perpetual, written assignment in favour of the Company of any right, title or interest that the Employee may have in respect of the Employee Intellectual Property and/or Developments. The Company shall have the perpetual and exclusive right to use, exploit or deal with the Employee Intellectual Property and Developments in its sole discretion.

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12.2	Nothing contained in Clause 12.1 shall prevent the Employee from sharing information with other employees of the Company as may be genuinely required for the due performance of the Employee’s duties.

13.	NON COMPETE, NON SOLICIT AND EXCLUSIVITY

13.1

The Employee agrees that he/she shall not for the duration of this Agreement and for a period of 3 months during the course of his/her notice period for any reason whatsoever participate or render services, either directly or indirectly, in any company engaged in rendering information technology enabled services, business process outsourcing services, customer relationship management services or in any other company that is similar to or competes with the business of the Company. Provided that, if the Company waives the Notice Period or the Employee leaves the employment of the Company for any reason whatsoever during the Notice Period, the Employee shall continue to be bound by the obligations contained in this clause during the Notice Period.

13.2

The Employee shall not for the duration of this Agreement, and for a period of one year thereafter, solicit the customers, employees, consultants and contractors of the Company for his/her own interests.

13.3

The Employee shall render his/her services on an exclusive basis and shall not, for the duration of this Agreement engage in any other business, trade or profession on a part-time or whole time basis without the specific written consent of the Company.

13.4	Clauses 13.1, 13.2 and 13.3 above are not restricted to Indian jurisdiction.

14.	ADHERENCE TO POLICY

14.1

The Employee hereby confirms that he/she has read and understood the provisions of the Staff Regulations published by the Company and which maybe amended from time to time, and that the said terms are acceptable to him/her.

14.2	The Employee shall, at all times, adhere to the provisions of the said Staff Regulations and other policies and regulations, including any amendments made thereto from time to time.

15.	TERMINATION/SEPARATION

The Employee’s employment shall terminate upon the occurrence of any of the following events:

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15.1	Termination

(i)

The Company may remove the Employee at any time without Cause from the position in which the Employee is employed hereunder upon not less than three months prior written notice to the employee or compensation in lieu thereof. However, the Company may with “cause” (as defined in clause 1.1 (c) hereinabove) immediately terminate the service of the Employee and/or this Agreement, if the Employee is found to be in material breach of any of the terms of this Agreement and/or the Non-Disclosure Agreement.

(ii)

It is hereby expressly understood and agreed by the Employee that his/her employment is subject to a satisfactory reference / background check and testimonial verification. In the event the result of such checks is negative or unsatisfactory for any reason whatsoever, the employment will be treated as null and void ab initio. In such eventuality, he/she may be immediately relieved from the employment without giving any notice or without paying notice pay in lieu of notice or any other remuneration (including incentives) for the period of engagement upto aforesaid date of relieving.

(iii)

The company at is sole discretion conduct screening for substance abuse during the course of employment. In the event the result of such screening is found to be positive, the employment is liable to be terminated without giving any notice or pay in lieu thereof, as stated in para 1.1 c (v) above.

(iv)

Upon any removal described in Clause 15.1 (i), after the effective date of such termination, no further payments shall be due under this Agreement, except that the Employee shall be entitled to any amounts earned, accrued or owing but not yet paid under Clause 6 for services previously rendered and any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company. The parties agree that the Company shall have no liability for severance payments, damages or similar payments resulting from the termination of Employee’s employment for any reason.

(v)	The Employee may voluntarily terminate his/her employment for any reason upon providing prior written notice to the Company, the period of which shall be three months prior written notice.

It is hereby expressly understood and agreed by the Employee that it is mandatory for the Employee to serve the notice period and it is his responsibility to complete his handover during the notice period before resigning from the organization / Company. It is further expressly understood and agreed by the Employee that the Company would be put to undue hardship, harm and loss in the event the Employee fails to provide the 3 month’s prior written notice to the Company of his termination / resignation and in the event of failure as aforesaid, the Employee would be liable to pay to the Company losses and damages actually sustained by the Company and compensation in lieu of three month’s salary computed on CTC, which the Employee hereby accepts and acknowledges.

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However, in extenuating circumstances, the Company may in its sole discretion require the employee to serve a shorter notice period or waive the obligation of the Employee to serve the notice period as provided in the abovementioned schedule. In such event, after the effective date of such termination, no further payments shall be due under this Agreement, except that the Employee shall be entitled to any amounts earned, accrued or owing but not yet paid under Clause 6 for services previously rendered and any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company.

16.	CONSEQUENCES UPON TERMINATION

16.1	Upon termination of the Employee’s employment with the Company for any reason whatsoever, the Employee shall not later than the effective date of termination:

(i)	Handover charge to such person or persons as may be nominated by the Company in that behalf, and

(ii)

Surrender to the management of the Company or any person nominated/authorized by it, all original and copies of business documents, blueprints, reproductions or any data, tables, calculations, diaries, notes or books and correspondence either addressed to the Employee by the Company or received by the Employee for and on behalf on the Company and all property (i.e. residential premises, keys, software, computer, vehicle, mobile phone and sim card, documents etc.) owned by the Company and in the possession or custody of the Employee pertaining to or connected with the business of the Company or any subsidiary, associate or affiliate of the Company.

16.2

Without prejudice to the Company’s other rights and remedies, the Company shall be entitled to deduct from the Employee’s emoluments, the amount of any claims, if any, which the Company may have against the Employee.

17.	RETIREMENT

The Employee understands that the age of retirement fixed by the Company is 59 years. Consequently, unless otherwise terminated in accordance with Clause 15 the Employees employment will terminate upon he / she attaining the age of 59 years. The age of the Employee shall be determined in accordance with the age mentioned in the Company’s books at the time of the Employee’s employment

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18.	SERVICE OF NOTICE

All notices under this Agreement shall be in writing and shall be served by sending the same by registered post acknowledgement due and/or by courier and/or by e-mail

(i)	in the case of the Company at its registered office and

(ii)	in case of the Employee to and at

Name :	R Swaminathan
Address 2 :	[REDACTED FOR PRIVACY]
E-mail :	[REDACTED FOR PRIVACY]

All notices or other communications shall be deemed to have been validly given on (a) the expiry of 7 (seven) days after posting if transmitted by registered post, or (b) the date of receipt if transmitted by courier, or (c) the business date immediately after the date of transmission with confirmed answer back if transmitted by e-mail whichever shall first occur.

The Company and the Employee may, from time to time, change their address or representative for receipt of notices or other communications provided for in this Agreement by giving to the other not less than 30 days prior written notice to that effect.

19.	ADDITIONAL RULES & REGULATIONS

In addition to the terms and conditions of employment hereinabove mentioned, the Employee shall also observe and comply with and shall be bound by any rules, regulations and procedures which the Company may from time to time separately frame for observance and compliance by its employees and which are communicated by the Company to the Employee in writing.

20.	MISCELLANEOUS

20.1	Reservation of Rights

No forbearance, indulgence, relaxation or inaction by the Company at any time, to require performance of any of the provisions of this Agreement shall, in any way, affect, diminish or prejudice its right to require performance of that provision and any waiver or acquiescence of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions or a recognition of rights and/or positions other than as expressly stipulated in this Agreement.

20.2	Partial lnvalidity

If any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision that is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

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20.3	Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the parties hereto and no party shall have any authority to bind the other party otherwise than under this Agreement.

20.4	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed shall be an original, but all the counterparts together shall constitute one and the same Agreement.

20.5	Conflict

In the event of there being any inconsistency or repugnancy between the provisions contained in the Company’s Staff Regulations and other policies and these presents, the provisions contained in the Company’s Staff Regulations and other policies shall prevail to the extent they are not prejudicial to the interests of the Company.

20.6.	DISPUTE RESOLUTION

20.6.1

Any and all disputes, controversies and conflicts (hereinafter referred to as “Disputes”) arising out of this Agreement between the Parties hereto or arising out of or relating to or in connection with this Agreement and the performance or non-performance of the rights and obligations set forth herein or the termination or validity or interpretation or implementation or alleged breach of any provision of this Agreement shall be referred for arbitration in terms of the Arbitration and Conciliation Act, 1996.

20.6.2

Prior to submitting the Disputes to arbitration the parties hereto shall mutually resolve to settle the Disputes through mutual negotiation and discussions. In the event that the said Disputes are not settled within 30 days of the arising of the Disputes, the same shall finally be settled and determined by arbitration to be conducted by a sole arbitrator in accordance with the Arbitration and Conciliation Act, 1996. The place of arbitration shall be Mumbai and the language used in the arbitral proceedings shall be English.

20.6.3

The sole arbitrator shall be decided and appointed by the Company, which appointment shall not be objected to or challenged by the Employee in any manner whatsoever, including challenging the award of the arbitrator on this ground.

20.6.4

The arbitral award and decision by the arbitrator shall be in writing and shall be final and binding and shall be enforceable in any court of competent jurisdiction. None of the Parties shall be entitled to commence or maintain any action in a court of law upon any Dispute arising out of or relating to or in connection with this Agreement, except for the enforcement of an arbitral award or as permitted under the Arbitration and Conciliation Act, 1996.

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20.6.5

Pending the submission to arbitration and thereafter, till the tribunal renders its award or decision, the Parties shall, except in the event of termination of this Agreement or in the event that relief is granted under the Act, continue to perform their obligations under this Agreement.

20.7	GOVERNING LAW OF THE AGREEMENT

This Agreement shall be governed and construed in accordance with the laws of India.

21.	JURISDICTION OF COURTS

Courts at MUMBAI shall have the exclusive jurisdiction in respect of the subject matter of this agreement.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE PUT THEIR RESPECTIVE SEA AND/OR HANDS THE DAY AND YEAR FIRST HEREINABOVE WRITTEN.

Signed and delivered on behalf of the within named Company by,	Signed and delivered by the within named Employee by,

/s/ Saurabh Gupta	/s/ R. Swaminathan
Name : Saurabh Gupta	Name : R. Swaminathan
Designation: Manager	Designation: Senior Vice President
HRMS.	CPO’s Office

“I hereby confirm that I have tendered resignation from my previous employer company « CATECH » on « 25-NOV-10 », and from today WNS is the only employer I am employed with.

Any outstanding dues claimed by my previous employer « CA TECHNOLOGIES » is solely my liability, and will be borne by me.

Further, I hereby indemnify WNS Global Services (Pvt.) Ltd., against any claim made against WNS Global Services (Pvt.) Ltd., by my previous employer company or any other person or legal entity, arising from any wrongful statement made by me in relation to my employment status or any other material information impacting WNS’ decision to employ me.

I hereby also agree that I have read and understood the terms and conditions of the aforesaid Standard Employment Agreement as also the repercussions of the breach thereof. I further confirm that I have received a counter-copy of this agreement for my records.

Signed:	/s/ R. Swaminathan

Name:	« 29-Nov-10 »

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